Exhibit 10.23

EscrowTech

Technology Escrow Agreement

Date of Agreement:	March 7, 2008	Escrow No. 12327 TD-SB

EscrowTech:	EscrowTech International, Inc.	Tel.: (801) 852-8202
	C7 Data Center Building	Fax: (801) 852-8203
333 South 520 West - Suite 230
Lindon, UT 84042

Owner:	Cyoptics, Inc.	Tel.: 484-397-2705
	9999 Hamilton Boulevard	Fax: 484-397-2014
	Breinigsville, Pennsylvania 18031	Contact: Ed J. Coringrato
e-mail:
ccoringrato@cyoptics.com

Beneficiary;	Finisar Corporation	Tel.: (408) 542-3853
	1389 Moffett Park Drive	Fax: (408)541-6138
	Sunnyvale, California 94089	Contact: Gabe Kralik
e-mail:
gabe.kralik@finisar.com

1. Establishment of the Escrow. By this Agreement, Owner establishes an escrow of Deposit Materials (the “Escrow”) for the Beneficiary.

2. Deposit Materials. “Deposit Materials” are the materials and other subject matter which Owner deposits with EscrowTech for the Escrow. At a minimum, Owner is responsible for depositing with EscrowTech the Deposit Materials identified in Exhibit A. Owner shall deposit the “Deposit Materials” (including “Updates”) into the Escrow by delivering them to EscrowTech. Owner warrants that it has the right to provide the Deposit Materials to EscrowTech for the purposes of this Agreement and shall indemnify EscrowTech against, and hold it harmless from, any claim to the contrary by a third party.

3. Encryption and Reproduction. Owner warrants that no Deposit Materials will be encrypted or password protected and that all Deposit Materials will be in a readable and useable form (for purposes of the Permitted Use - see Section 12) and will be readily reproducible by EscrowTech for copying as needed under this Agreement (see, e.g., Section

11). Exception: If Deposit Materials are transmitted electronically to EscrowTech via FTP or other electronic transmission method accepted by EscrowTech, then such Deposit Materials may be in an encrypted format that is acceptable to EscrowTech and that can be decrypted by EscrowTech and stored in an unencrypted format on physical media (e.g., a CD ROM). It is Owner’s responsibility to provide any decryption tools/keys, passwords, and information needed for decryption. It is not EscrowTech’s responsibility to discover if any of the Deposit Materials are encrypted or password protected or to provide de-encryption tools/keys, passwords or information needed for decryption.

4.           Updates. Owner shall update the Escrow by delivering to EscrowTech Updated Deposit Materials (“Updates”) as described in Exhibit A. Updates shall be part of the “Deposit Materials.”

5.           Deposit Procedure. Deposit Materials shall be delivered by Owner to EscrowTech in accordance with EscrowTech’s then-current deposit procedures. Duplicate copies (i.e., two sets) of all Deposit Materials in reliable storage media should be delivered by Owner, but EscrowTech is not responsible if Owner fails to comply with this.

(a)          Deposit Inventory Form. Owner will submit with the Deposit Materials a completed Deposit Inventory Form. Such Deposit Inventory Form shall be a representation by Owner to Beneficiary and EscrowTech that the Deposit Materials conform to the descriptions and identifications in the Deposit Inventory Form.

(b)         Confirmation. To confirm receipt of the Deposit Materials, EscrowTech will mail or otherwise deliver a copy of the Deposit Inventory Form to Owner and Beneficiary.

(c)          Deficiency. If Beneficiary believes that the Deposit Materials, as identified in the Deposit Inventory Form, are deficient (e.g., incomplete or inadequate) or if there is some other problem, then Beneficiary shall notify Owner and resolve the matter with Owner. It is Owner’s responsibility to deposit all required Deposit Materials.

(d)         Verification. EscrowTech is not responsible for verifying the completeness, accuracy, suitability, state, format, safety, quality, reproducibility, or content of the Deposit Materials. However, at the request of Beneficiary, EscrowTech may conduct technical verifications of Deposit Materials for Beneficiary in accordance with a Technical Verification Addendum. Beneficiary must pay EscrowTech’s then-current fees plus expenses for the technical verifications.

6.           Replacement of Obsolete Deposit Materials. Owner and Beneficiary may jointly identify for EscrowTech any Deposit Materials which become obsolete, outdated or redundant and instruct EscrowTech to destroy or return the identified Deposit Materials. Such identification shall be made in writing and must be consistent with the labeling and identification used by Owner when the Deposit Materials were deposited with EscrowTech or be otherwise understandable to EscrowTech. The “Deposit Materials” shall cease to include any destroyed or returned Deposit Materials.

7.           Primary Agreement. Owner and Beneficiary have entered into one or more agreements identified in Exhibit A which relate to the Deposit Materials. Such agreement(s) is (are) referred to herein as the “Primary Agreement.” This Technology Escrow Agreement is intended by the Parties to be “supplementary” to the Primary Agreement within the meaning of Section 365(n) of the U.S. Bankruptcy Code (11 U.S.C. 365(n)). If this Agreement and/or the Primary Agreement is (are) rejected by Owner as a debtor in possession or a trustee or by any other person or entity under the U.S. Bankruptcy Code, then Beneficiary may elect to retain its rights as provided in Section 365(n). The Parties intend that no bankruptcy or bankruptcy proceeding, petition, law or regulation (and no other proceeding, petition, law or regulation of a similar nature in any state or foreign jurisdiction) will impede, delay or prevent the release of Deposit Materials to Beneficiary in accordance with the provisions of this Agreement, and Owner hereby conveys and licenses to EscrowTech such rights (including intellectual property rights) as are necessary to allow EscrowTech to lawfully make such release and perform this Agreement. This license is granted as of the date of this Agreement and shall predate any bankruptcy petition subsequent to such date.

8.           Embodiment of Intellectual Property. The Deposit Materials arc an “embodiment” of “intellectual property” as those terms are used in Section 365(n) of the U.S. Bankruptcy Code (11 U.S.C, 365(n)). The tangible Deposit Materials and any copies thereof made by EscrowTech in accordance with this Agreement are owned by EscrowTech, but such ownership docs not include ownership of any copyrights or other intellectual property in or to the Deposit Materials.

9.           Release of Deposit Materials - Request of Beneficiary. Beneficiary shall be entitled to receive the Deposit Materials if the Release Condition described in Exhibit B occurs. The following release procedure shall apply;

(a)          Notice to EscrowTech. Beneficiary shall give written notice to EscrowTech informing EscrowTech that the Release Condition has occurred, and shall request EscrowTech in writing to release the Deposit Materials to Beneficiary.

(b)         Notice to Owner. EscrowTech shall then promptly send written notice to Owner of Beneficiary’s notice and request for release. Such notice will be sent by a “next day” or “overnight” or “priority” or “express” commercial delivery service (e.g., Federal Express, UPS or U.S. Express Mail, etc.) or will he delivered personally.

(c)          Release and Waiting Period. Unless there is a timely dispute or objection as provided in Section 9 (d) below, EscrowTech shall release the Deposit Materials to Beneficiary promptly after expiration of the Waiting Period. The “Waiting Period” shall be two weeks, beginning on the date that the notice is sent by EscrowTech to Owner.

(d)         Dispute. If Owner disputes Beneficiary’s right to the Deposit Materials or otherwise objects to their release, then Owner must give written notice of such dispute or objection to EscrowTech prior to the conclusion of the Waiting Period. If EscrowTech receives such timely notice of dispute or objection, then EscrowTech will not release the Deposit Materials to Beneficiary until the dispute or objection is resolved by Owner and Beneficiary in accordance with Section 17 or by court order. Such resolution will determine whether or not Beneficiary is entitled to receive the Deposit Materials from EscrowTech. EscrowTech has no obligation to determine whether or not Beneficiary is entitled to the Deposit Materials.

(e)          Partial Release. If Owner believes that Beneficiary is entitled to a release of only a portion of the Deposit Materials, it is the responsibility of Owner to indicate this in a written notice to EscrowTech and to dearly identify in such notice the portion of the Deposit Materials that should be released to Beneficiary and what should not be released. This notice must be given promptly and must be received by EscrowTech within the above Waiting Period. If Beneficiary believes that it is entitled to more than said portion of the Deposit Materials, then this dispute shall be resolved in accordance with Section 17.

10.         Release of Deposit Materials - Owner’s Instruction. Upon receipt of notice and instruction from Owner and the receipt of the Release Fee, EscrowTech shall release the Deposit Materials to Beneficiary.

11.         Copies. Any Deposit Materials released to Beneficiary under this Agreement may be in the form of a copy of the Deposit Materials. EscrowTech may copy the Deposit Materials for the purposes of this Agreement. Such copies shall be considered Deposit Materials for the purposes of this Agreement.

12.         Use of Released Deposit Materials. Deposit Materials released to Beneficiary under this Agreement may only be used by Beneficiary as permitted in Exhibit B (“Permitted Use”). Owner hereby licenses Beneficiary to practice the Permitted Use. Although Beneficiary is not entitled to receive any Deposit Materials until after a release under this Agreement, this Permitted Use license is granted as of the date of this Agreement and shall predate any bankruptcy petition subsequent to such date. If this Agreement and/or the Primary Agreement are/is rejected by Owner as a debtor in possession or by a trustee or by any other person or entity under the U.S. Bankruptcy Code, then Beneficiary may elect to retain this Permitted Use license as part of the rights it may retain in accordance with Section 365(n) of the U.S. Bankruptcy Code. This shall not negate, prejudice or limit any other rights which Beneficiary may have.

13.         Fees. EscrowTech shall receive the following fees and payments;

(a)          Annual Fee. Beginning on the date of this Agreement and on each anniversary thereafter until termination of the Escrow, the Annual Fee shall he paid to EscrowTech in accordance with the Fee Schedule (Exhibit C). The Annual Fee is payable at the beginning of the contract year to which it is applicable.

(b)         Excess Update Fee. Four Updates to the Escrow per contract year are included at no extra charge. If more than four Updates are made in a contract year, the Excess Update Fee shall he paid to EscrowTech for each extra Update in accordance with the Fee Schedule (Exhibit C).

(c)          Release Fees. If Beneficiary requests a release of the Deposit Materials under Section 9, Beneficiary shall pay the Release Fee (Exhibit C) to EscrowTech prior to the release. If the Deposit Materials are released at the instruction of Owner under Section 10, Owner shall pay the Release Fee to EscrowTech prior to the release.

(d)         Excess Storage Charges. If the storage requirement for the Deposit Materials exceeds two cubic feet, then the Excess Storage Charge shall be paid to EscrowTech in accordance with the Fee Schedule (Exhibit C).

(e)          Increases. The fees set forth in Exhibit C are fixed for three years. Thereafter, fees are subject to reasonable increase by EscrowTech upon advance written notice. EscrowTech‘s then-current fees shall be payable.

(f)          Costs. Beneficiary shall pay EscrowTech for reasonable out of pocket costs incurred by EscrowTech in releasing, copying and delivering the Deposit Materials to Beneficiary if the release is requested by Beneficiary. Owner shall be responsible for such costs if the release is requested by Owner. Owner and Beneficiary shall pay EscrowTech for all other costs reasonably incurred by EscrowTech in connection with this Agreement or the Escrow. Costs are not included in the above fees and are payable in addition to the above fees.

14.         Termination of Escrow by Beneficiary. The Escrow and Beneficiary’s rights under this Agreement will terminate if any of the following occurs;

(a)          Beneficiary gives written notice of Escrow termination to EscrowTech.

(b)         The Primary Agreement terminates. In the event of such termination, Beneficiary and Owner will give prompt written notice thereof to EscrowTech. If such notice is given by Owner, but not the Beneficiary, then EscrowTech may send notice thereof to Beneficiary and if EscrowTech does not receive a written objection from Beneficiary within three weeks after the date of EscrowTech’s notice, then EscrowTech may terminate the Escrow.

(c)          Beneficiary breaches this Agreement and does not cure such breach within 30 days of written notice of such breach, and EscrowTech gives notice of termination.

(d)         The Escrow terminates.

EscrowTech will have no obligation or liability to Beneficiary after termination of the Escrow.

15.         Termination of Escrow by Owner or EscrowTech. Subject to Section 16, this Escrow may be terminated by either Owner or EscrowTech upon 90 days advance written notice of termination to the other Parties. Termination will not be effective until the end of the 90 day period (and any extension pursuant to Section 16). If a Release Condition occurs and EscrowTech is given written notice thereof under Section 9 (a) prior to the date of termination, then the Escrow will not terminate without the written consent of Beneficiary. Upon termination of the Escrow the following shall apply:

(a)          EscrowTech shall either return the Deposit Materials to Owner or destroy the Deposit Materials, whichever Owner requests. If destruction is requested, EscrowTech will certify in writing to Owner that such destruction has occurred.

(b)         EscrowTech shall have no obligation or liability to Owner or Beneficiary after termination.

(c)          Termination of the Escrow shall not affect any rights or licenses granted to EscrowTech or Beneficiary with respect to Deposit Materials released to (or which should be released to) Beneficiary because of a Release Condition occurring prior to the date of termination.

16.         Establishment of Substitute Escrow. During the 90 day period under Section 15, Owner shall establish a substitute escrow with a third party escrow agent for the benefit of Beneficiary. The substitute escrow must be approved by Beneficiary, but such approval will not be unreasonably withheld or delayed. If necessary, this matter shall be resolved in accordance with Section 17. If more than 90 days is needed to establish the substitute escrow and if EscrowTech receives written notice from Owner or Beneficiary of such need prior to the end of such 90 days, then the 90 day period under Section 15 shall be extended as reasonably necessary and the Escrow shall not terminate until EscrowTech receives written notice from Owner that the substitute escrow has been established and approved.

17.         Dispute Resolution. In the event of any dispute between the Parties relating to this Agreement or the Escrow, they shall first seek to settle the dispute by mutual agreement. If they have not reached a settlement within one week, then any disputing Party may thereafter submit the dispute to arbitration, and if so submitted, such dispute shall be finally settled by arbitration conducted in accordance with the commercial arbitration rules of the American Arbitration Association or its successor. The disputing Parties shall attempt to mutually agree upon a neutral arbitrator. If the disputing Parties cannot reach such agreement, they shall request the American Arbitration Association or its successor to designate a neutral arbitrator. Any arbitration involving EscrowTech as a party shall be conducted in Salt Lake City, Utah, Any arbitration to which EscrowTech is not a party shall be conducted in Owner’s city as indicated at the beginning of this Agreement. The institution of any arbitration proceeding hereunder shall not relieve any Party of its obligation to make payments under this Agreement. The decision by the arbitrator shall be binding and conclusive upon the Parties, their successors, assigns and trustees and they shall comply with such decision in good faith, and each Party hereby submits itself to the jurisdiction of the courts of the place where the arbitration is held, but only for the entry of judgment or for the enforcement of the decision of the arbitrator hereunder: Judgment upon the award may be entered in any court having jurisdiction.

18.         Protection of Deposit Materials. EscrowTech shall keep the Deposit Materials delivered to it in secure storage and shall keep the contents thereof confidential. If any of the Deposit Materials are damaged, destroyed or lost by fire, theft, accident, or other mishap or cause, Owner shall promptly submit to EscrowTech such Updates and replacements as are necessary to replace the damaged, destroyed or lost Deposit Materials. There shall be no Excess Update Fees charged for such Updates or replacements.

19.         Indemnification. In the event that EscrowTech takes any action or inaction at the request or demand of Owner or Beneficiary, then the Owner or Beneficiary making such request or demand shall indemnify and hold harmless EscrowTech and its directors, officers, employees, shareholders, and representatives from and against any and all liabilities, claims, judgments, damages, losses and expenses, including attorneys’ fees, arising out of or relating to such action or inaction.

20.         Depository Only. EscrowTech acts hereunder as a depository only and is not responsible or liable for she completeness, accuracy, suitability, state, format, safety, quality, content, sufficiency, correctness, genuineness or validity of the Deposit Materials or any document submitted to EscrowTech or the execution of the same or the identity, authority, or rights of any person executing or depositing the same. EscrowTech is not responsible for any loss of Deposit Materials due to defective, outdated, or unreliable storage media (e.g., CD ROMs, magnetic tape, disks, etc.) or for the degradation of storage media.

21.         Uncertainty. Notwithstanding anything in this Agreement to the contrary, if EscrowTech is uncertain as to any duly, obligation, demand, or right, EscrowTech may hold the Deposit Materials and refrain from taking any action and wait for a final resolution under Section 17 or a court order.

22.         Reliance. EscrowTech shall not incur any liability in acting upon any notice, request, waiver, consent, receipt or other paper or document believed by EscrowTech to be genuine and to be signed by the proper party or parties, or in acting upon any resolution under Section 17 or any court order.

23.         Extraordinary Services. In addition to the Fees and Charges for the usual services of EscrowTech under this Agreement (see Section 13 and Exhibit C), EscrowTech shall be entitled to additional reasonable compensation should EscrowTech be requested or required to perform any additional or extraordinary service; and EscrowTech shall be reimbursed for any out-of-pocket expenses (including, without limitation, travel expenses and fees of counsel) reasonably incurred in connection with such additional or extraordinary services. Extraordinary services include, but arc not limited to, any involvement of EscrowTech, at the request or demand of Owner or Beneficiary, in any meeting, mediation, arbitration or litigation between Owner and Beneficiary.

24.         Disclaimer. ESCROWTECH MAKES NO WARRANTY NOT EXPRESSLY SET FORTH HEREIN. ANY IMPLIED WARRANTIES ARE DISCLAIMED AND EXCLUDED BY ESCROWTECH.

25.         Limitation on Liability. FOR ANY AND ALL CLAIMS AND CAUSES OF ACTION (INCLUDING WITHOUT LIMITATION BREACH OF CONTRACT, TORT, MALPRACTICE, ETC), ESCROWTECH’S AGGREGATE LIABILITY TO OWNER AND BENEFICIARY SHALL NOT EXCEED THE TOTAL FEES PAID TO ESCROWTECH UNDER THIS AGREEMENT. IN NO EVENT SHALL ESCROWTECH BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL. EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES OR LOSS OF PROFITS, REVENUES OR BUSINESS, EVEN IF ADVISED OF THE POSSIBILITY THEREOF.

26.         Interpretation. The wording used in this Agreement is the wording chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against or in favor of any Party. Section headings are for convenience only, and do not limit or affect the provisions of this Agreement or their interpretation. No prior, contemporaneous, or subsequent purchase order that contains conflicting or additional terms or conditions will be binding on parties even if such purchase order is acknowledged or accepted.

27.         Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the Escrow. This Agreement sets forth all the duties and obligations of EscrowTech with respect to any and all matters relating to this Agreement, the Escrow or the Deposit Materials. EscrowTech has no implied duties or obligations.

28.         Force Majeure. Except for obligations to make payment, no Party shall be liable for any failure to perform arising from causes beyond its control, including, but not limited to, fire, storm, flood, earthquake, explosion, accident, theft, terrorism, acts of public enemies, war, insurrection, sabotage, illness, labor disputes or shortages, product shortages, failure or delays in transportation, inability to secure materials, parts or equipment, acts of God, or acts of any governmental authority or agency thereof.

29.         Governing Law. This Agreement is made and entered into in the state of Utah. This Agreement, the Escrow and the relationship of EscrowTech with Owner and Beneficiary shall be governed and construed under and in accordance with the laws of the state of Utah without regard to conflict of laws principles. Furthermore, in the event of any litigation or arbitration between EscrowTech and Owner or between EscrowTech and Beneficiary, such litigation or arbitration shall be conducted exclusively in Salt Lake City, Utah and the Parties hereby agree and submit to such jurisdiction and venue.

30.         Notices. All notices under this Agreement shall be in writing and shall be delivered to the address indicated for the intended Party at the beginning of this Agreement, or to such substitute address as any Party may designate for itself by proper notice to the other Parties. It is the responsibility of each Party to keep the other Parties informed of its then-current address and telephone and fax numbers.

31.         Modification. This Agreement may only be modified, amended or rescinded by a writing signed by all affected Parties.

32.         Assignment. This Agreement may be assigned by a Party to a successor who acquires substantially all of such Party’s business assets relevant to the subject matter of this Agreement. The assigning Party must give notice thereof to the other affected Parties and must deliver to such other affected Parties a copy of the successor’s written agreement to accept this Agreement and to assume the assigning Party’s position under this Agreement.

33.         Special Instructions. Special Instructions, if any, are given in Exhibit B and shall apply,

34.         Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. The persons signing below represent that they are duly authorized to execute this Agreement for and on behalf of the Party for whom they are signing.

Agreed to and accepted by:

Cyoptics, Inc.	(“Owner”)	EscrowTech International, Inc.

By (signature):	/s/ Ed J. Coringrato	By (signature):	/s/ Jorge Sagastume

Name (print):	Ed J. Coringrato	Name (print):	Jorge Sagastume

Title:	President	Title:	Vice President

Finisar Corp.	(“Beneficiary”)

By (signature):	/s/ S. K. Workman

Name (print):	S. K. Workman

Title:	CFO

EXHIBIT A

1.                                      PRIMARY AGREEMENT

Owner and Beneficiary have entered into one or more other agreements identified below:

License Agreement dated April 29, 2005

Such agreement(s) (including addendums or amendments thereto, if any) is (are) referred to in the Escrow Agreement as the “Primary Agreement.”

2.                                      DEPOSIT MATERIALS

Owner shall deliver to EscrowTech the following “Deposit Materials” to be held in the Escrow:

(a)           Materials described in Section 3.1(a) of the Primary Agreement which are complete as of the date hereof shall be delivered to Escrow Agent concurrent with the establishment of the Escrow.

(b)           Materials described in Section 3.1(a) of the Primary Agreement which are not complete as of the date hereof shall be delivered to Escrow Agent pursuant to the terms of that section.

(c)           Materials described in Section 3.1(b) of the Primary Agreement shall be delivered to Escrow Agent pursuant to the terms of that section.

3.                                      UPDATES

Owner shall update the Escrow by delivering to EscrowTech the new version of, update to, or replacement for the Deposit Materials (“Updated Deposit Materials” or “Updates”) as follows: on or before the last day of the calendar quarter in which they are completed . Owner shall keep the Deposit Materials current with the Primary Agreement.  However, Owner shall not be obligated to provide Updates more frequently than four (4) times per contract year, except as may be required under Section 3.1(b) of the Primary Agreement.

EXHIBIT B

RELEASE CONDITION

The “Release Condition” shall be deemed to have occurred in the event of any of the following;

1.                                       Beneficiary becomes entitled to a release of the Deposit Materials pursuant to the terms of the Primary Agreement.

PERMITTED USE

The following apply to Deposit Materials released to Beneficiary in accordance with this Software Escrow Agreement:

1.                                       Beneficiary may only use the Deposit Materials pursuant to the terms of the Primary Agreement.

SPECIAL CONDITIONS

As described in the Primary Agreement, including, but not limited to the following;

3.1.          Section 3.6    Inspection of Escrow Contents. The escrow agreement shall provide for a representative of Finisar to examine the Deliverables contained in the escrow from time to time, at Finisar’s expense and upon reasonable advance notice to CyOptics, to determine whether they are complete and up-to-date. The person performing such examination, who shall be identified to CyOptics in advance of the examination, shall be required to hold all information obtained pursuant to the examination in confidence and not to disclose such information to any person without CyOptic’s prior written consent, provided that the examiner may disclose the nature of any shortcomings in the escrowed Deliverables to Finisar.

EXHIBIT C

Fee Schedule(1)

Basic Fees:	Amount:	Payable by:

Annual Fee	$795 per year	Beneficiary

Other Fees (if ever applicable):	Amount:	Payable by:

Excess Update Fee(2) (for excess Updates only)	$95 each	Beneficiary

Release Fee (only if release occurs)	$100 per release	See Section 13 (c)

Excess Storage Charge (only if more than 2 cubic feet of space required)	$70 per extra cubic foot per year	Beneficiary

There are no set up fees.

(1) These Fees arc fixed for the first three years of the Escrow Agreement. Thereafter, all Fees arc subject to reasonable increase by EscrowTech upon written notice.

(2) Four Updates per contract year are included at no charge. The Excess Update Fee is for Updates in excess of four per contract year. Unused Updates are not credited to and may not be used in subsequent years.

Exhibit D

Satisfaction Guarantee

If this is Owner’s first escrow with EscrowTech, then:

During the first year of this Agreement, if Owner is dissatisfied for any reason with EscrowTech’s services, then Owner may terminate the Escrow (in accordance with Sections 15 and 16) and receive a full refund of all escrow fees paid by Owner to EscrowTech during the first year for this Escrow. To be eligible for the refund, Owner must terminate the Escrow prior to the end of the first year of this Agreement and must tell EscrowTech why Owner is not satisfied (so that EscrowTech will know how to improve its services). This refund does not include verification fees or out-of-pocket expenses.

If this is Beneficiary’s first escrow with EscrowTech, then:

During the first year of this Agreement, if Beneficiary is dissatisfied for any reason with EscrowTech’s services, then Beneficiary may terminate the Escrow (in accordance with Section 14) and receive a full refund of all escrow fees paid by Beneficiary to EscrowTech during the first year for this Escrow. To be eligible for the refund, Beneficiary must terminate the Escrow prior to the end of the first year of this Agreement and must tell EscrowTech why Beneficiary is not satisfied (so that EscrowTech will know how to improve its services). This refund does not include verification fees or out-of-pocket expenses.